Nomination Notice
Security Trust Deed - SMHL Global Fund 2007-1

To:	Perpetual Limited
ABN 86 000 431 827
of Level 12, 123 Pitt Street, Sydney, New South Wales
(Issuing Trustee)

Perpetual Trustee Company Limited
ABN 42 000 001 007
of Level 12, 123 Pitt Street, Sydney, New South Wales
(Security Trustee)

The Bank of New York
of 101 Barclay Street, Floor 4 East, New York, New York, United States of America
(Note Trustee)

From:	ME Portfolio Management Limited
ABN 79 005 964 134
of Level 16, 360 Collins Street, Melbourne, Victoria
(Manager)

We refer to the Security Trust Deed - SMHL Global Fund 2007-1 dated 2 May 2007 between the Issuing Trustee, the Security Trustee, the Note Trustee and the Manager (Security Trust Deed).

For the purposes of clause 6.3(a)(4) of the Security Trust Deed we hereby nominate 12 March 2013 as the date the Manager must not at any time cause the fixed interest rate period for any Mortgage to end on or after.

A word or phrase (unless otherwise defined in this Nomination Notice) defined in the Security Trust Deed has the same meaning as in the Security Trust Deed when used in this Nomination Notice.

Dated:    29 May 2007

Signed for and on behalf of
ME Portfolio Management Limited
by two of its Authorised Signatories:

/s/ Andrew Galvin	/s/ Timothy D. Barton
Authorised Signatory	Authorised Signatory

Andrew Galvin	Timothy D. Barton
Name (please print)	Name (please print)